Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

COMPLETES $85 MILLION SALE/LEASEBACK

WITH VENTAS HEALTHCARE PROPERTIES

DALLAS – (BUSINESS WIRE) – October 6, 2005 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has completed a six community sale/leaseback transaction valued at approximately $85 million with Ventas, Inc. (“Ventas”) (NYSE:VTR) effective September 30th. The six communities sold to Ventas were owned by a joint venture between the Company and affiliates of Blackstone Real Estate Advisors (“Blackstone”). The joint venture, formed in December of 2001, was owned 10% by the Company and 90% by Blackstone.

“This sale/leaseback transaction adds significant top-line growth to the Company,” said Lawrence A. Cohen, Chief Executive Officer. “While we have been earning management fees on these communities for some time, we will now be able to consolidate the results of operations and benefit from improvement in occupancies and increases in rental rates. These six high quality assets will form an excellent foundation for our new relationship with Ventas, an industry leader in senior housing investments.”

The properties sold in this transaction have approximately 950 units and a combined resident capacity of nearly 1200 and include Crown Pointe in Omaha, Nebraska, The Harrison in Indianapolis, Indiana, Villa Santa Barbara in Santa Barbara, California, West Shores Village in Hot Springs, Arkansas, Cottonwood Village in Cottonwood, Arizona and The Amberleigh at Woodside Farms in Buffalo, New York. Financial occupancy in the six communities stands at approximately 87%.

The Company will record a gain of approximately $4.0 million on the sale of these six properties, which will be recognized over the initial lease term. Furthermore, the Company anticipates receiving proceeds from the joint venture which represent its equity interest and additional incentive payments. These proceeds are estimated to be approximately $6.1 million, compared to the Company’s initial investment of approximately $1.6 million. The Company may receive additional proceeds after the joint venture settles its customary post-closing costs.

The triple net operating lease which the Company executed with Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate is 8% and is subject to conditional escalation provisions. The Company will begin consolidating the revenues and expenses of the six communities on its income statement, along with the lease expense, in the fourth quarter of 2005. Annualizing results of operations through

MORE

CAPITAL/Page 2

August 2005, the six communities had approximately $20.1 million in revenue and $7.7 million in net operating income, before management fees of approximately $1.0 million.

“I am pleased with the results of this joint venture, which has been successful for both the Company and Blackstone,” James A. Stroud, Chairman of the Company said. “The Company reported income from its 10% joint venture interest, management fees from operations, and a back end return four times its initial investment.”

“We are extremely pleased to enter into this transaction with Capital Senior Living,” said Raymond J. Lewis, Senior Vice President and Chief Investment Officer of Ventas. “They are a premier operator in the senior housing industry and we hope to find more opportunities to grow our relationship together.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 33 senior living communities which the Company owns or in which the Company has an ownership interest, 6 leased communities and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.

ABOUT VENTAS

Ventas is a leading healthcare real estate investment trust and the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

###